Exhibit 99.1

BioAdaptives Prepares for Next Step

LAS VEGAS, July 14, 2014 /PRNewswire via COMTEX/ -- BioAdaptives, Inc. (OTCBB:BDPT) is pleased to announce Mr. Barry Epling, Chairman has assumed the roles of President and CEO of the Company. Mr. Epling is the owner of Ferris Holding, Inc., the company that licensed its formulation, intellectual properties, and other technologies to BioAdaptives, Inc. and its financial supporter.

"Mr. Gerald Epling, who has been overseeing BioAdaptives from our early transition as a privately held entity to a public company, has decided to return to the private sector to concentrate on other interests," said Mr. Barry Epling, who went on to say, "We appreciate the dedication of Gerald Epling to the Company and his contributions, he will be missed."

Mr. Barry Epling added, "Due to the success of the human clinical trial on our stem cell activating product and the acceptance in test markets both in the United States and overseas, a stronger involvement under my direct supervision is required. These positive results suggest a number of avenues should be explored to develop a family of products to further the success of the company and offer significant benefits to both humans and animals."

About BioAdaptives, Inc.

BioAdaptives, Inc. is a fully-reporting public company trading on the OTC Bulletin Board under the symbol BDPT. The company is engaged in research and development in science-based nutraceutical products for both human and animal consumption. The company's focus, in conjunction with Ferris Holding, Inc., is to source high quality, unique raw material worldwide and develop science-based products to improve health and wellness for both humans and animals. It has also developed a proprietary method that is a non-intrusive bioelectromagnetic device for improving food, beverages, and wellness.

SAFE HARBOR ACT

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of BioAdaptives, Inc its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond BioAdaptives, Inc's ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in BioAdaptives, Inc's filings with the Securities and Exchange Commission.

SOURCE BioAdaptives, Inc.